Exhibit 99.1

Press Contact:	Investor Relations Contact:
Robyn Jenkins-Blum	Marilyn Mora
Cisco	Cisco
1 (408) 853-9848	1 (408) 527-7452
rojenkin@cisco.com	marilmor@cisco.com

CISCO REPORTS FOURTH QUARTER AND FISCAL YEAR 2015 EARNINGS

Record Revenues and Non-GAAP EPS Reflect Strong Execution and Momentum

•	Q4 Revenue: $12.8 billion (increase of 4% year over year)

•	Q4 Earnings per Share: $0.45 GAAP; $0.59 non-GAAP

•	FY 2015 Revenue: $49.2 billion (increase of 4% year over year)

•	FY 2015 Earnings per Share: $1.75 GAAP; $2.21 non-GAAP

•	Q1 FY 2016 Revenue Guidance: 2% - 4% growth year over year

•	Q1 FY 2016 non-GAAP Earnings per Share Guidance: $0.55 - $0.57

SAN JOSE, Calif. — August 12, 2015 — Cisco, the worldwide leader in networking that transforms how people connect, communicate and collaborate, today reported its fourth quarter and fiscal year results for the period ended July 25, 2015. Cisco reported fourth quarter revenue of $12.8 billion, net income on a generally accepted accounting principles (GAAP) basis of $2.3 billion or $0.45 per share, and non-GAAP net income of $3.0 billion or $0.59 per share.

“I’m stepping into the CEO role at an incredibly exciting time for Cisco. We closed out our fiscal year with record revenues and record non-GAAP EPS, for both Q4 and FY15. I’m particularly pleased with the strong growth of deferred revenue which shows we are very effectively driving our business to a more predictable software-based business model, at the same time as growing revenues and earnings,” said Chuck Robbins, Cisco chief executive officer.

“These strong results show what we are capable of when we’re focused, and you can expect us to continue to drive the evolution of our portfolio to maximize the value we bring to customers in today’s rapidly changing market. The network’s strategic role at the center of everything becoming digital – today and in the future – is why I strongly believe Cisco’s best years are ahead of us.”

Q4 GAAP Results

	Q4 2015	Q4 2014	Vs. Q4 2014
Revenue	$12.8 billion	$12.4 billion	3.9%
Net Income	$2.3 billion	$2.2 billion	3.2%
Diluted Earnings per Share (EPS)	$0.45	$0.43	4.7%

Q4 Non-GAAP Results

	Q4 2015	Q4 2014	Vs. Q4 2014
Net Income	$3.0 billion	$2.8 billion	6.2%
EPS	$0.59	$0.55	7.3%

Fiscal Year GAAP Results

	FY 2015	FY 2014	Vs. FY 2014
Revenue	$49.2 billion	$47.1 billion	4.3%
Net Income	$9.0 billion	$7.9 billion	14.4%
EPS	$1.75	$1.49	17.4%

Fiscal Year Non-GAAP Results

	FY 2015	FY 2014	Vs. FY 2014
Net Income	$11.4 billion	$10.9 billion	4.5%
EPS	$2.21	$2.06	7.3%

A reconciliation between net income and EPS on a GAAP and non-GAAP basis is provided in the table following the Consolidated Statements of Operations. Supplementary information related to other GAAP and non-GAAP measures is also provided in the tables below.

Financial Summary

(All comparative percentages are on a year-over-year basis unless otherwise noted)

Q4 2015 Highlights

Revenue — Total revenue was $12.8 billion, up 4%. Product revenue and service revenue each increased 4%. In terms of total revenue by geographic segment, Americas was up 7%, while both EMEA and APJC were flat. Product revenue growth was led by Collaboration and Data Center at 14% each. Switching and NGN Routing grew by 2% and 3%, respectively.

Gross Margin — On a non-GAAP basis, total gross margin and product gross margin were 62.1% and 61.0% respectively. The decrease in non-GAAP product gross margin as compared to the third quarter of fiscal 2015 was driven by pricing and product mix partially offset by productivity. Non-GAAP service gross margin was 65.9%. Total gross margins by geographic segment were: 62.7% for the Americas, 62.1% for EMEA, and 59.5% for APJC. On a GAAP basis, total gross margin, product gross margin, and service gross margin were at 60.2%, 59.0% and 64.5%, respectively.

Operating Expenses — Non-GAAP operating expenses were $4.2 billion, up 1%. Headcount increased from the third quarter of fiscal 2015 by approximately 900 to 71,833 reflecting investments in key growth areas such as security, cloud and software. On a GAAP basis, operating expenses were $4.9 billion, up 3%.

Operating Income — Non-GAAP operating income was $3.8 billion, up 9%, with non-GAAP operating margin at 29.3%. GAAP operating income was $2.9 billion, up 7%, with GAAP operating margin of 22.4%.

Provision for Income Taxes — The non-GAAP tax provision rate was 21.0% for the fourth quarter of fiscal 2015 reflecting fiscal year end true-ups. The GAAP tax provision rate was 20.9%.

Net Income and EPS — On a non-GAAP basis, net income was $3.0 billion, an increase of 6%, and EPS was $0.59, an increase of 7%. On a GAAP basis, net income was $2.3 billion and EPS was $0.45.

Cash Flow from Operating Activities — was $4.1 billion for the fourth quarter of fiscal 2015, compared with $3.0 billion for the third quarter of fiscal 2015, and compared with $3.6 billion for the fourth quarter of fiscal 2014.

Fiscal 2015 Highlights

Revenue — Total revenue was $49.2 billion, an increase of 4%.

Net Income and EPS — On a non-GAAP basis, net income was $11.4 billion, an increase of 5%, and EPS was $2.21, an increase of 7%. On a GAAP basis, net income was $9.0 billion and EPS was $1.75.

Cash Flow from Operating Activities — was $12.6 billion for fiscal 2015, compared with $12.3 billion for fiscal 2014.

Cash and Cash Equivalents and Investments — were $60.4 billion at the end of the fourth quarter of fiscal 2015, compared with $54.4 billion at the end of the third quarter of fiscal 2015, and compared with $52.1 billion at the end of the fourth quarter of fiscal 2014. $7.0 billion of cash and cash equivalents and investments was available in the United States at the end of the fourth quarter of fiscal 2015.

Deferred Revenue — was $15.2 billion, up 7% in total. Product deferred revenue grew in double-digits again in the fourth quarter of fiscal 2015 at 21%, driven largely by subscription based and software offerings, while services deferred revenue grew 1%. Cisco continued to build a greater mix of recurring revenue as reflected in deferred revenue.

Product Backlog — was approximately $5.1 billion at the end of fiscal 2015 as compared to approximately $5.4 billion at the end of fiscal 2014.

Days Sales Outstanding in Accounts Receivable (DSO) — was 38 days at the end of the fourth quarter of fiscal 2015 consistent with the fourth quarter of fiscal 2014.

Capital Allocation

In the fourth quarter of fiscal 2015, Cisco declared and paid a cash dividend of $0.21 per common share, or $1.1 billion. For the full fiscal year, Cisco declared and paid cash dividends of $0.80 per common share, or $4.1 billion.

For the fourth quarter of fiscal 2015, Cisco repurchased approximately 35 million shares of common stock under its stock repurchase program at an average price of $28.62 per share for an aggregate purchase price of $1.0 billion. For the full fiscal year, Cisco repurchased approximately 155 million shares of common stock under its stock repurchase program at an average price of $27.22 per share for an aggregate purchase price of $4.2 billion. As of July 25, 2015, Cisco had repurchased and retired 4.4 billion shares of Cisco common stock at an average price of $20.86 per share for an aggregate purchase price of approximately $92.7 billion since the inception of the stock repurchase program. The remaining authorized amount for stock repurchases under this program is approximately $4.3 billion with no termination date.

For the full fiscal year, Cisco returned $8.3 billion to shareholders through share buybacks and dividends, which represented 73% of free cash flow.

“We ended this year with another strong quarter. We saw good top line growth in Q4 with record revenue of $12.8 billion, a 4% increase for the quarter bringing our full year 2015 revenue to $49.2 billion – also growth of 4%,” said Kelly Kramer, Cisco executive vice president and chief financial officer. “I am pleased with our execution on our financial strategy of delivering profitable growth, managing our portfolio and strategic investments, and delivering shareholder value.”

Acquisitions and Divestitures

In the fourth quarter of fiscal 2015, we announced an agreement to sell the client premises equipment portion of our Service Provider Video connected devices unit to French-based Technicolor for approximately $600 million in cash and stock, subject to certain adjustments. We will continue to refocus our investments in service provider video towards cloud and software-based services. We expect the transaction to close at the end of the second quarter of fiscal 2016 subject to regulatory approvals.

During the quarter, Cisco also announced its intent to acquire the cloud-based security company OpenDNS to enhance the security portfolio and, along with this, Cisco announced one additional acquisition and closed two acquisitions to further complement the software, collaboration and cloud offerings.

Business Outlook for the First Quarter of Fiscal Year 2016

Cisco expects to achieve the following results for the first quarter of fiscal year 2016:

Q1 2016
Revenue	2% - 4% growth Y/Y
Non-GAAP gross margin rate	61% - 62%
Non-GAAP operating margin rate	28% - 29%
Non-GAAP tax provision rate	23%
Non-GAAP EPS	$0.55 - $0.57

Cisco estimates that GAAP EPS will be lower than non-GAAP EPS by $0.11 to $0.15 cents per share in the first quarter of fiscal 2016 as follows:

Q1 2016
Share-based compensation expense	$0.05 - $0.06
Amortization of purchased intangible assets and other acquisition-related/divestiture costs	0.04 - 0.06

Subtotal	0.09 - 0.12
Restructuring and other charges	0.02 - 0.03

Total	$0.11 - $0.15

Share-based compensation expense is expected to impact Cisco’s results of operations in similar proportions as the fourth quarter of fiscal 2015. Amortization of purchased intangible assets, and other acquisition-related/divestiture costs will be reported as GAAP operating expenses, cost of sales, or other income/(loss) as applicable.

The range for restructuring and other charges includes a pretax charge of up to $200 million as a result of the restructuring that Cisco announced in August 2014. During the fourth quarter of fiscal 2015, Cisco recognized pretax restructuring charges of $78 million to the GAAP financial statements related to these actions and expects that the total charges related to these actions will be approximately $700 million for the total restructuring plan.

This guidance does not include the effects of any future acquisitions/divestitures, asset impairments, restructurings, and tax or other events, which may or may not be significant.

Editor’s Notes:

•	The Q4 and fiscal year 2015 conference call to discuss Cisco’s results along with its business outlook will be held on Wednesday, August 12, 2015 at 1:30 p.m. Pacific Time. Conference call number is 1-888-848-6507 (United States) or 1-212-519-0847 (international).

•	Conference call replay will be available from 4:00 p.m. Pacific Time, August 12, 2015 to 4:00 p.m. Pacific Time, on August 19, 2015 at 1-866-465-1308 (United States) or 1-203-369-1425 (international). The replay will also be available via webcast from August 12, 2015 through October 16, 2015 on the Cisco Investor Relations website at http://investor.cisco.com.

•	Additional information regarding Cisco’s financials, as well as a webcast of the conference call with visuals designed to guide participants through the call, will be available at 1:30 p.m. Pacific Time, August 12, 2015. Text of the conference call’s prepared remarks will be available within 24 hours of completion of the call. The webcast will include both the prepared remarks and the question-and-answer session. This information, along with the GAAP to non-GAAP reconciliation information, will be available on the Cisco Investor Relations website at http://investor.cisco.com.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per-share amounts)

(Unaudited)

	Three Months Ended		Fiscal Year Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
REVENUE:
Product	$9,911	$9,532	$37,750	$36,172
Service	2,932	2,825	11,411	10,970

Total revenue	12,843	12,357	49,161	47,142

COST OF SALES:
Product	4,068	3,976	15,377	15,641
Service	1,042	976	4,103	3,732

Total cost of sales	5,110	4,952	19,480	19,373

GROSS MARGIN	7,733	7,405	29,681	27,769
OPERATING EXPENSES:
Research and development	1,548	1,593	6,207	6,294
Sales and marketing	2,549	2,473	9,821	9,503
General and administrative	536	508	2,040	1,934
Amortization of purchased intangible assets	146	68	359	275
Restructuring and other charges	73	82	484	418

Total operating expenses	4,852	4,724	18,911	18,424

OPERATING INCOME	2,881	2,681	10,770	9,345
Interest income	211	183	769	691
Interest expense	(149)	(142)	(566)	(564)
Other income (loss), net	(10)	56	228	243

Interest and other income (loss), net	52	97	431	370

INCOME BEFORE PROVISION FOR INCOME TAXES	2,933	2,778	11,201	9,715
Provision for income taxes	614	531	2,220	1,862

NET INCOME	$2,319	$2,247	$8,981	$7,853

Net income per share:
Basic	$0.46	$0.44	$1.76	$1.50

Diluted	$0.45	$0.43	$1.75	$1.49

Shares used in per-share calculation:
Basic	5,086	5,121	5,104	5,234

Diluted	5,131	5,172	5,146	5,281

Cash dividends declared per common share	$0.21	$0.19	$0.80	$0.72

CISCO SYSTEMS, INC.

RECONCILIATION OF GAAP TO NON-GAAP NET INCOME

(In millions, except per-share amounts)

	Three Months Ended		Fiscal Year Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
GAAP net income	$2,319	$2,247	$8,981	$7,853
Adjustments to cost of sales:
Share-based compensation expense	58	49	207	195
Amortization of acquisition-related intangible assets	179	180	765	710
Supplier component remediation charge (adjustment)	—	—	(164)	655
Rockstar patent portfolio charge	—	—	188	—
Acquisition-related/divestiture costs	—	1	—	2
Significant asset impairments and restructurings	5	—	5	—

Total adjustments to GAAP cost of sales	242	230	1,001	1,562

Adjustments to operating expenses:
Share-based compensation expense	338	291	1,235	1,158
Amortization of acquisition-related intangible assets	146	68	359	275
Acquisition-related/divestiture costs	79	102	351	585
Significant asset impairments and restructurings	73	82	484	418

Total adjustments to GAAP operating expenses	636	543	2,429	2,436
Adjustments to other income (loss), net:
Gain on VCE reorganization	—	—	(126)	—

Total adjustments to GAAP income before provision for income taxes	878	773	3,304	3,998

Income tax effect of non-GAAP adjustments	(185)	(185)	(731)	(834)
Significant tax matters	—	—	(200)	(154)

Total adjustments to GAAP provision for income taxes	(185)	(185)	(931)	(988)

Non-GAAP net income	$3,012	$2,835	$11,354	$10,863

Diluted net income per share:
GAAP	$0.45	$0.43	$1.75	$1.49

Non-GAAP	$0.59	$0.55	$2.21	$2.06

CISCO SYSTEMS, INC.

REVENUE BY SEGMENT

(In millions, except percentages)

	July 25, 2015
	Three Months Ended		Fiscal Year Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue
Americas	$7,801	7%	$29,655	7%
EMEA	3,110	—%	12,322	3%
APJC	1,932	—%	7,184	(2)%

Total	$12,843	4%	$49,161	4%

CISCO SYSTEMS, INC.

GROSS MARGIN PERCENTAGE BY SEGMENT

(In percentages)

	July 25, 2015
	Three Months Ended	Fiscal Year Ended
Gross Margin Percentage
Americas	62.7%	63.0%
EMEA	62.1%	62.5%
APJC	59.5%	60.0%

CISCO SYSTEMS, INC.

REVENUE FOR GROUPS OF SIMILAR PRODUCTS AND SERVICES

(In millions, except percentages)

	July 25, 2015
	Three Months Ended		Fiscal Year Ended
	Amount	Y/Y %	Amount	Y/Y %
Revenue:
Switching	$3,719	2%	$14,741	5%
NGN Routing	1,992	3%	7,704	1%
Collaboration	1,088	14%	4,000	5%
Service Provider Video	994	(7)%	3,555	(10)%
Data Center	880	14%	3,220	22%
Wireless	715	7%	2,542	11%
Security	464	4%	1,747	12%
Other	59	(3)%	241	(14)%

Product	9,911	4%	37,750	4%
Service	2,932	4%	11,411	4%

Total	$12,843	4%	$49,161	4%

CISCO SYSTEMS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions)

(Unaudited)

	July 25, 2015	July 26, 2014
ASSETS
Current assets:
Cash and cash equivalents	$6,877	$6,726
Investments	53,539	45,348
Accounts receivable, net of allowance for doubtful accounts of $302 at July 25, 2015 and $265 at July 26, 2014	5,344	5,157
Inventories	1,627	1,591
Financing receivables, net	4,491	4,153
Deferred tax assets	2,915	2,808
Other current assets	1,490	1,331

Total current assets	76,283	67,114
Property and equipment, net	3,332	3,252
Financing receivables, net	3,858	3,918
Goodwill	24,469	24,239
Purchased intangible assets, net	2,376	3,280
Other assets	3,163	3,267

TOTAL ASSETS	$113,481	$105,070

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$3,897	$508
Accounts payable	1,104	1,032
Income taxes payable	62	159
Accrued compensation	3,049	3,181
Deferred revenue	9,824	9,478
Other current liabilities	5,687	5,451

Total current liabilities	23,623	19,809
Long-term debt	21,457	20,337
Income taxes payable	1,876	1,851
Deferred revenue	5,359	4,664
Other long-term liabilities	1,459	1,748

Total liabilities	53,774	48,409
Total equity	59,707	56,661

TOTAL LIABILITIES AND EQUITY	$113,481	$105,070

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

CISCO SYSTEMS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Fiscal Year Ended
	July 25, 2015	July 26, 2014
Cash flows from operating activities:
Net income	$8,981	$7,853
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and other	2,442	2,439
Share-based compensation expense	1,440	1,348
Provision for receivables	134	79
Deferred income taxes	(23)	(678)
Excess tax benefits from share-based compensation	(128)	(118)
(Gains) losses on investments and other, net	(258)	(299)
Change in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable	(413)	340
Inventories	(116)	(109)
Financing receivables	(634)	(119)
Other assets	(370)	26
Accounts payable	87	(23)
Income taxes, net	53	191
Accrued compensation	7	(42)
Deferred revenue	1,275	659
Other liabilities	75	785

Net cash provided by operating activities	12,552	12,332

Cash flows from investing activities:
Purchases of investments	(43,975)	(36,317)
Proceeds from sales of investments	20,237	18,193
Proceeds from maturities of investments	15,293	15,660
Acquisition of businesses, net of cash and cash equivalents acquired	(326)	(2,989)
Purchases of investments in privately held companies	(222)	(384)
Return of investments in privately held companies	288	213
Acquisition of property and equipment	(1,227)	(1,275)
Proceeds from sales of property and equipment	22	232
Other	(178)	24

Net cash used in investing activities	(10,088)	(6,643)

Cash flows from financing activities:
Issuances of common stock	2,016	1,907
Repurchases of common stock - repurchase program	(4,324)	(9,413)
Shares repurchased for tax withholdings on vesting of restricted stock units	(502)	(430)
Short-term borrowings, original maturities less than 90 days, net	(4)	(2)
Issuances of debt	4,981	7,981
Repayments of debt	(508)	(3,276)
Excess tax benefits from share-based compensation	128	118
Dividends paid	(4,086)	(3,758)
Other	(14)	(15)

Net cash used in financing activities	(2,313)	(6,888)

Net increase (decrease) in cash and cash equivalents	151	(1,199)
Cash and cash equivalents, beginning of fiscal year	6,726	7,925

Cash and cash equivalents, end of fiscal year	$6,877	$6,726

Supplemental cash flow information:
Cash paid for interest	$760	$682
Cash paid for income taxes, net	$2,190	$2,349

Certain reclassifications have been made to prior year amounts to conform to the current year’s presentation.

CISCO SYSTEMS, INC.

DEFERRED REVENUE

(In millions)

	July 25, 2015	April 25, 2015	July 26, 2014
Deferred revenue:
Service	$9,757	$9,236	$9,640
Product:
Unrecognized revenue on product shipments and other deferred revenue	4,766	4,258	3,924
Cash receipts related to unrecognized revenue from two-tier distributors	660	687	578

Total product deferred revenue	5,426	4,945	4,502

Total	$15,183	$14,181	$14,142

Reported as:
Current	$9,824	$9,371	$9,478
Noncurrent	5,359	4,810	4,664

Total	$15,183	$14,181	$14,142

CISCO SYSTEMS, INC.

INVENTORIES AND INVENTORY TURNS

(In millions, except annualized inventory turns)

	July 25, 2015	April 25, 2015	July 26, 2014
Inventories:
Raw materials	$114	$264	$77
Work in process	2	2	5
Finished goods:
Distributor inventory and deferred cost of sales	610	635	595
Manufactured finished goods	593	547	606

Total finished goods	1,203	1,182	1,201
Service-related spares	258	268	273
Demonstration systems	50	44	35

Total	$1,627	$1,760	$1,591

Annualized inventory turns - GAAP	12.1	10.1	12.7
Cost of sales adjustments	(0.6)	(0.1)	(0.6)

Annualized inventory turns - non-GAAP	11.5	10.0	12.1

CISCO SYSTEMS, INC.

DIVIDENDS PAID AND REPURCHASES OF COMMON STOCK

(In millions, except per-share amounts)

	DIVIDENDS		STOCK REPURCHASE PROGRAM			TOTAL
Quarter Ended	Per Share	Amount	Shares	Weighted- Average Price per Share	Amount	Amount
Fiscal 2015
July 25, 2015	$0.21	$1,069	35	$28.62	$1,005	$2,074
April 25, 2015	0.21	1,070	35	28.39	1,008	2,078
January 24, 2015	0.19	974	44	27.63	1,208	2,182
October 25, 2014	0.19	973	41	24.58	1,013	1,986

Total	$0.80	$4,086	155	$27.22	$4,234	$8,320

Fiscal 2014
July 26, 2014	$0.19	$974	61	$25.11	$1,514	$2,488
April 26, 2014	0.19	974	90	22.24	2,005	2,979
January 25, 2014	0.17	896	185	21.73	4,020	4,916
October 26, 2013	0.17	914	84	23.65	2,000	2,914

Total	$0.72	$3,758	420	$22.71	$9,539	$13,297

CISCO SYSTEMS, INC.

FREE CASH FLOW

(In millions)

	Three Months Ended		Fiscal Year Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
Net cash provided by operating activities	$4,138	$3,612	$12,552	$12,332
Acquisition of property and equipment	(320)	(325)	(1,227)	(1,275)

Free cash flow	$3,818	$3,287	$11,325	$11,057

CISCO SYSTEMS, INC.

SUPPLEMENTARY INFORMATION - RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

GROSS MARGINS, OPERATING EXPENSES, AND OPERATING MARGINS

(In millions, except percentages)

	Three Months Ended
	July 25, 2015
	Product Gross Margin	Service Gross Margin	Total Gross Margin	Operating Expenses	Y/Y	Operating Income	Y/Y
GAAP amount	$5,843	$1,890	$7,733	$4,852	3%	$2,881	7%
GAAP (% of revenue)	59.0%	64.5%	60.2%	37.8%		22.4%
Adjustments to GAAP amounts:
Share-based compensation expense	16	42	58	338		396
Amortization of acquisition-related intangible assets	179	—	179	146		325
Acquisition-related/divestiture costs	—	—	—	79		79
Significant asset impairments and restructurings	5	—	5	73		78

Non-GAAP amount	$6,043	$1,932	$7,975	$4,216	1%	$3,759	9%

Non-GAAP (% of revenue)	61.0%	65.9%	62.1%	32.8%		29.3%

EFFECTIVE TAX RATE

(In percentages)

	Three Months Ended		Fiscal Year Ended
	July 25, 2015	July 26, 2014	July 25, 2015	July 26, 2014
GAAP effective tax rate	20.9%	19.1%	19.8%	19.2%
Tax effect of non-GAAP adjustments to net income	0.1%	1.1%	1.9%	1.6%

Non-GAAP effective tax rate	21.0%	20.2%	21.7%	20.8%

COST OF SALES USED IN INVENTORY TURNS

(In millions)

	Three Months Ended
	July 25, 2015	April 25, 2015	July 26, 2014
GAAP cost of sales	$5,110	$4,612	$4,952
Cost of sales adjustments:
Share-based compensation expense	(58)	(56)	(49)
Amortization of acquisition-related intangible assets	(179)	(172)	(180)
Supplier component remediation adjustment	—	164	—
Acquisition-related/divestiture costs	—	—	(1)
Significant asset impairments and restructurings	(5)	—	—

Non-GAAP cost of sales	$4,868	$4,548	$4,722

Forward Looking Statements and Non-GAAP Information

This release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events (such as our digitization strategy and execution, financial strength and financial guidance, our strategy to transition our business to a more software-based business model and recurring revenue streams, and our ability to deliver profitable growth, manage our portfolio and strategic investments, and return shareholder value) and the future financial performance of Cisco that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including: business and economic conditions and growth trends in the networking industry, our customer markets and various geographic regions; global economic conditions and uncertainties in the geopolitical environment; overall information technology spending; the growth and evolution of the Internet and levels of capital spending on Internet-based systems; variations in customer demand for products and services, including sales to the service provider market and other customer markets; the return on our investments in certain priorities, including our foundational priorities, and in certain geographical locations; the timing of orders and manufacturing and customer lead times; changes in customer order patterns or customer mix; insufficient, excess or obsolete inventory; variability of component costs; variations in sales channels, product costs or mix of products sold; our ability to successfully acquire businesses and technologies and to successfully integrate and operate these acquired businesses and technologies; our ability to achieve expected benefits of our partnerships; increased competition in our product and service markets, including the data center; dependence on the introduction and market acceptance of new product offerings and standards; rapid technological and market change; manufacturing and sourcing risks; product defects and returns; litigation involving patents, intellectual property, antitrust, shareholder and other matters, and governmental investigations; natural catastrophic events; a pandemic or epidemic; our ability to achieve the benefits anticipated from our investments in sales, engineering, service, marketing and manufacturing activities; our ability to recruit and retain key personnel; our ability to manage financial risk, and to manage expenses during economic downturns; risks related to the global nature of our operations, including our operations in emerging markets; currency fluctuations and other international factors; changes in provision for income taxes, including changes in tax laws and regulations or adverse outcomes resulting from examinations of our income tax returns; potential volatility in operating results; and other factors listed in Cisco’s most recent reports on Forms 10-Q and 10-K filed on May 20, 2015 and September 9, 2014, respectively. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in Cisco’s most recent reports on Forms 10-Q and 10-K as each may be amended from time to time. Cisco’s results of operations for the three months and the year ended July 25, 2015 are not necessarily indicative of Cisco’s operating results for any future periods. Any projections in this release are based on limited information currently available to Cisco, which is subject to change. Although any such projections and the factors influencing them will likely change, Cisco will not necessarily update the information, since Cisco will only provide guidance at certain points during the year. Such information speaks only as of the date of this release.

This release includes non-GAAP net income, non-GAAP gross margins, non-GAAP operating expenses, non-GAAP operating income and margin, non-GAAP effective tax rates, non-GAAP net income per share data, non-GAAP inventory turns and free cash flow for the periods presented. It also includes future estimated ranges for gross margin, operating margin, tax provision rate and EPS on a non-GAAP basis.

These non-GAAP measures are not in accordance with, or an alternative for, measures prepared in accordance with generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Cisco believes that non-GAAP measures have limitations in that they do not reflect all of the amounts associated with Cisco’s results of operations as determined in accordance with GAAP and that these measures should only be used to evaluate Cisco’s results of operations in conjunction with the corresponding GAAP measures.

Cisco believes that the presentation of non-GAAP measures when shown in conjunction with the corresponding GAAP measures, provides useful information to investors and management regarding financial and business trends relating to its financial condition and its historical and projected results of operations. In addition, Cisco believes that the presentation of non-GAAP inventory turns provides useful information to investors and management regarding financial and business trends relating to inventory management based on the operating activities of the periods presented. Cisco believes that the presentation of free cash flow, which it defines as the net cash provided by operating activities less cash used to acquire property and equipment, to be a liquidity measure that provides useful information to management and investors because of its intent to return a stated percentage of free cash flow to shareholders in the form of dividends and stock repurchases. Cisco further regards free cash flow as a useful measure because it reflects cash that can be used to, among other things, invest in its business, make strategic acquisitions, repurchase common stock, and pay dividends on its common stock, after deducting capital investments.

For its internal budgeting process, Cisco’s management uses financial statements that do not include, when applicable, share-based compensation expense, amortization of acquisition-related intangible assets, impact to cost of sales from purchase accounting adjustments to inventory, acquisition-related/divestiture costs, significant asset impairments and restructurings, significant litigation and other contingencies, the income tax effects of the foregoing, and significant tax matters. Cisco’s management also uses the foregoing non-GAAP measures, in addition to the corresponding GAAP measures, in reviewing the financial results of Cisco. In prior periods, Cisco has excluded other items that it no longer excludes for purposes of its non-GAAP financial measures. From time to time in the future there may be other items that Cisco may exclude for purposes of its internal budgeting process and in reviewing its financial results. For additional information on the items excluded by Cisco from one or more of its non-GAAP financial measures, refer to the Form 8-K regarding this release furnished today to the Securities and Exchange Commission.

About Cisco

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